EXHIBIT 99.4

Board of Directors        Adopted:  November 1, 1993
BankAmerica Corporation   Last amended:  August 1, 1994


          GENERAL OPERATING AND BORROWING RESOLUTION (Excerpts from)


     2. Any one BAC officer listed above under either the designation GROUP 1 or GROUP 2, or any member of the Legal Department of Bank of America NT&SA holding the title of counsel or a title senior thereto be, and hereby is, authorized to sign registrations, reports, certificates, applications and other writings on behalf of BAC for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as are deemed desirable by such officer or attorney in connection with BAC's activities or affairs.
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